Execution Copy
Exhibit 10.39
THE TALBOTS, INC. DEFERRED COMPENSATION PLAN
Amended and Restated Effective January 1, 2009

THE TALBOTS, INC. DEFERRED COMPENSATION PLAN
Amended and Restated Effective January 1, 2009
     The Talbots, Inc. (the “Company”) hereby amends and restates The Talbots, Inc. Deferred Compensation Plan (the “DCP”) effective as of January 1, 2009. The DCP was last amended and restated effective January 1, 1993. The Company maintains the DCP for a select group of its key management employees as a means of sheltering a portion of income from current taxation while accumulating resources for future investments or retirement. The DCP is intended to, and shall be interpreted to, comply in all respects with Section 409A of the Code (“Section 409A”) and those provisions of ERISA applicable to an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of management or highly compensated employees.
     The provisions of the DCP effective as of January 1, 1993 relating to the timing and form of payment shall apply to Participants’ vested Accounts as of December 31, 2004 (“Grandfathered Amounts”). These provisions are described in Appendix A of the DCP.
ARTICLE I
TITLE AND DEFINITIONS
     1.1 “Account” shall mean the bookkeeping account established under the DCP pursuant to Article IV of the DCP. A Participant’s Account shall include his Deferral Account and his Employer Discretionary Contributions Account.
     1.2 “Administrator” shall mean the person or persons appointed by the Committee to perform such plan administrative duties as are delegated by the Committee.
     1.3 “Base Salary” shall mean a Participant’s annual base salary, excluding incentive and discretionary bonuses, commissions, reimbursements, severance payments and other non-regular remuneration, received from the Employer prior to reduction for any salary deferrals under benefit plans sponsored by the Employer, including but not limited to, plans established pursuant to Section 125 of the Code or Section 401(k) of the Code.
     1.4 “Beneficiary” or “Beneficiaries” shall mean the person, persons or entity designated as such pursuant to Section 7.1 of the DCP.
     1.5 “Beneficiary Designation” shall mean the forms (including electronic forms) by which an Eligible Employee designates his Beneficiaries.
     1.6 “Board” shall mean the Board of Directors of the Company.
     1.7 “Bonus” shall mean an amount paid to the Participant by the Employer in the form of discretionary or incentive compensation or any other bonus designated by the Committee as a bonus for purposes of the DCP.

     1.8 “Change in Control” shall be deemed to have occurred only upon the occurrence of both a First Triggering Event as described in subsection (a) below and a Second Triggering Event as described in subsection (b) below:
(a)	First Triggering Event:
(i)	The acquisition (including as a result of a merger) by any person (as such term is used in Sections 3(a)(9), 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), or persons acting in concert (which for purposes of the DCP shall include two or more persons voting together on a consistent basis pursuant to an agreement or understanding between them to act in concert and/or as a group within the meaning of Sections 13(d)(3) and 14(d)(2) of the Exchange Act), other than the Company or any of its subsidiaries, or AEON (U.S.A.), Inc. or any of its subsidiaries or affiliates (as such term is defined in Rule 12b-2 under the Exchange Act) (collectively, an “Acquiring Person”), of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 25 percent (25%) of the combined voting power of the then outstanding securities of the Company entitled to then vote generally in the election of directors of the Company, and no other shareholder is the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of a percentage of such securities higher than that held by the Acquiring Person; or

(ii)	Individuals, who, as of January 1, 2009, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided that any individual becoming a director subsequent to January 1, 2009, whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, as a member of the Incumbent Board, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company and further excluding any individual who is an affiliate, associate (as such terms are defined in Rule 12b-2 under the Exchange Act) or designee of an Acquiring Person having or proposing to acquire beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 10 percent (10%) of the combined voting power of the then outstanding securities of the Company entitled to then vote generally in the election of directors of the Company.
(b)	Second Triggering Event:

(i)	Any one person, or more than one person acting as a group (as defined in Section 409A), acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company;

(ii)	Any one person, or more than one person acting as a group (as defined in Section 409A), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing thirty percent (30%) or more of the total voting power of the stock of the Company;

(iii)	A majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the Board before the date of the appointment or election; or

(iv)	A change in the ownership of a substantial portion of the assets of the Company that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the Company immediately before the acquisition or acquisitions.
     1.9 “Code” shall mean the Internal Revenue Code of 1986, as amended. Any reference to the Code shall include the regulations issued thereunder.
     1.10 “Committee” shall mean The Talbots, Inc. Pension Committee, appointed by the Board to administer the DCP in accordance with Article VIII of the DCP.
     1.11 “Company” shall mean The Talbots, Inc.
     1.12 “Compensation” shall mean Base Salary and Bonus that are eligible for deferral under the DCP for a particular Plan Year pursuant to Section 3.1 of the DCP.
     1.13 “DCP” shall mean The Talbots, Inc. Deferred Compensation Plan.
     1.14 “Deferral Account” shall mean the Account maintained under the DCP for the benefit of a Participant that reflects the Participant’s deferrals and the earnings thereon.
     1.15 “Deferral Election” shall mean the forms (including electronic forms) by which an Eligible Employee makes his election to defer a portion of his Compensation to the DCP.
     1.16 “Disabled” shall mean that a Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.
     1.17 “Distributable Amount” shall mean the vested balance in the Participant’s Account.

     1.18 “Distribution Election” shall mean the forms (including electronic forms) by which an Eligible Employee makes his election with respect to the timing and form of payment of his Account.
     1.19 “Effective Date” of the DCP shall mean June 27, 1988. The Effective Date of this amendment and restatement is January 1, 2009.
     1.20 “Eligible Employee” shall mean a highly compensated or management level employee of the Employer who is designated by the head of Human Resources of the Company to be eligible to participate in the DCP.
     1.21 “Employer” shall mean the Company and any member of its controlled group as listed in Appendix B.
     1.22 “Employer Discretionary Contributions” shall mean contributions made by the Employer on behalf of a Participant pursuant to Section 3.2 of the DCP.
     1.23 “Employer Discretionary Contributions Account” shall mean the Account maintained under the DCP for the benefit of a Participant that reflects the Employer Discretionary Contributions and the earnings thereon.
     1.24 “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended. Any reference to ERISA shall include the regulations issued thereunder.
     1.25 “Fund” or “Funds” shall mean one or more of the investment funds selected by the Committee pursuant to Section 3.3 of the DCP.
     1.26 “Fund Subaccount” shall mean a subaccount established under a Participant’s Account that corresponds to a Fund elected by the Participant pursuant to Section 3.3 of the DCP.
     1.27 “Grandfathered Amount” is that portion of a Participant’s Account that is vested as of December 31, 2004 (adjusted for gains and losses).
     1.28 “Investment Election” shall mean the forms (including electronic forms) by which a Participant makes his election with respect to the Funds which shall act as the basis for crediting of earnings/losses on his Account.
     1.29 “Participant” shall mean any Eligible Employee who becomes a Participant in the DCP in accordance with Article II of the DCP. For purposes of clarification, an Eligible Employee shall continue to be a Participant in the DCP until his Account is entirely paid or the DCP is terminated, if earlier.
     1.30 “Payment Date” shall mean the date by which a lump sum payment shall be made or the date by which installment payments shall commence. Unless otherwise specified, the Payment Date shall be the first day of the seventh month following a Participant’s Separation from Service. In general, subsequent installments shall be made in January of each succeeding Plan Year. The Payment Date of a Scheduled Distribution shall be January of the Plan Year in which the Scheduled Distribution is scheduled to commence. For purposes of Section 9.2 (Change in Control), Payment Date shall mean the first day of the month following the Change in Control.
     1.31 “Plan Year” shall mean the calendar year.
     1.32 “Retirement” shall be deemed to occur upon the Participant’s Separation from Service, other than as a result of death, on or after the Participant’s attainment of age 55 and completion of 10 or more Years of Service.
     1.33 “Scheduled Distribution” shall mean a scheduled distribution date elected by the Participant for distribution of amounts from a specified Deferral Account, including notional earnings thereon, as provided under Section 6.4 of the DCP.
     1.34 “Separation from Service” shall occur when the Eligible Employee dies, retires, or otherwise has a Termination from Employment with the Employer.
     1.35 “Termination from Employment” shall occur on the date that the Participant ceases to be employed by the Employer for any reason other than Retirement, Disability, death or an authorized leave of absence. Whether a Termination of Employment has occurred shall be based on the facts and circumstances and determined in accordance with Section 409A.
     1.36 “Unforeseeable Emergency” shall mean a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or of his spouse, his Beneficiary, or dependent (as defined in Section 152(a) of the Code), loss of a Participant’s property due to casualty, or other similar or extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The circumstances that would constitute an Unforeseeable Emergency will depend upon the facts of each case, and the Administrator has the sole and exclusive ability to determine whether such an Unforeseeable Emergency exists.
     1.37 “Valuation Date” shall mean the last business day of the month immediately preceding the Payment Date. Notwithstanding the foregoing, the Valuation Date for all installment payments with the exception of the first and final installment payments shall be September 30 of the calendar year immediately preceding the installment payment.
     1.38 “Years of Service” shall mean the cumulative consecutive years of continuous full-time employment with the Employer (including approved leaves of absence of six months or less or legally protected leaves of absence), beginning on the date the Participant first began service with the Employer, and counting each anniversary thereof. An Eligible Employee’s service with the Employer during periods in which he is not otherwise an Eligible Employee and service with The J. Jill Group, Inc. and J. Jill. LLC (and their successor entities) shall be taken into account under this Section 1.38 of the SSP.

ARTICLE II
PARTICIPATION
     An Eligible Employee shall become a Participant in the DCP by filing a Deferral Election, an Investment Election and a Beneficiary Designation, in the manner prescribed by the Administrator, during the enrollment period. Except as otherwise set forth in Section 3.1(a), the enrollment period shall be the period designated by the Administrator prior to the beginning of the first Plan Year in which the Eligible Employee shall be eligible to participate in the DCP, and each subsequent Plan Year.
ARTICLE III
CONTRIBUTIONS & DEFERRAL ELECTIONS
     3.1 Elections to Defer Compensation.
(a)	Form of Elections. Each Eligible Employee may elect to defer Compensation for a given Plan Year by filing a Deferral Election in the manner prescribed by the Administrator, no later than the last day of the prior Plan Year (or such earlier date that the Administrator may specify). An Eligible Employee shall make separate elections as to deferral of Base Salary and Bonus. Notwithstanding the foregoing, in the case of an Eligible Employee who first becomes eligible to participate in the DCP after the beginning of the Plan Year, such Eligible Employee must file Deferral Elections within thirty (30) days of the date that the Eligible Employee first becomes eligible to participate in the DCP (for the avoidance of any doubt, the Eligible Employee is not eligible until the head of Human Resources of the Company designates the Eligible Employee). Such Eligible Employee’s Deferral Election shall be effective as of the first day of the first administratively practicable payroll period after the Eligible Employee files the Deferral Election.

(b)	General Rule. The amount of Compensation which an Eligible Employee may elect to defer is such Compensation to be earned beginning on the first day of the first payroll period after the Eligible Employee files a Deferral Election in accordance with Section 3.1(a) of the DCP. For the avoidance of any doubt, an Eligible Employee must file a Deferral Election in accordance with Section 3.1(a) of the DCP prior to beginning of the Plan Year (or within the 30-day period with respect to Eligible Employee who are first eligible) in which services giving rise to the bonus are rendered. An Eligible Employee may elect to defer 5% to 75% (in whole percentages) of his Base Salary and 5% to 100% (in whole percentages) of his Bonus. A Participant may elect to defer different whole percentages of his Base Salary and Bonus.

(c)	Duration of Compensation Deferral Election. An Eligible Employee’s election to defer Compensation for a Plan Year is irrevocable for that Plan Year, and shall remain in effect until revoked or changed for a subsequent Plan Year. A Participant may increase, decrease, terminate or recommence an election to defer Compensation with respect to Compensation for any subsequent Plan Year by filing a Deferral Election during the enrollment period established by the

Administrator prior to the beginning of such Plan Year, which election shall be effective on the first day of the next following Plan Year. Notwithstanding the foregoing, in the event that a distribution based upon an Unforeseeable Emergency is made during a Plan Year, then all deferral elections for that Plan Year are deemed revoked on a prospective basis.

(d)	Rehires. In the case of a Participant who is rehired by the Employer during the same Plan Year in which such Participant Separated from Service, his prior Deferral Election shall immediately become effective, and shall continue to be effective for the remainder of that Plan Year, regardless of whether the Participant is an Eligible Employee on his rehire date. In the event that the Participant is not an Eligible Employee on the date the Participant is rehired, such Participant shall not be eligible to make deferrals to the DCP during the next Plan Year unless such Participant is designated by the head of Human Resources of the Company as eligible to participate in the DCP. Notwithstanding the foregoing, in the event that an Participant is rehired by the Employer after his Account has been fully paid and such Participant is an Eligible Employee as of the date the Participant is rehired, such Participant must file a Deferral Election within thirty (30) days of the date that the Participant is designated by the head of Human Resources of the Company to be eligible to participate in the DCP.

If an Eligible Employee has not been eligible to participate in the DCP (other than the accrual of earnings) at any time during the 24-month period ending on his date of rehire, such Eligible Employee must file a Deferral Election within thirty (30) days of the date that the Eligible Employee is designated by the head of Human Resources of the Company to be eligible to participate in the DCP. In all other cases, the Eligible Employee shall be eligible to participate in the DCP on the first day of the Plan Year following the Plan Year in which such Eligible Employee is rehired. The amount of Compensation which an Eligible Employee may elect to defer is such Compensation to be earned beginning on first day of the first payroll period after the Eligible Employee files a Deferral Election.

(e)	Timing of Deferrals. Deferrals to the DCP made pursuant to a Deferral Election shall commence on the first day of the first payroll period in each Plan Year and shall continue until the last payroll period in the Plan Year. In the case of an Eligible Employee who becomes a Participant during a Plan Year, deferrals to the DCP pursuant to his Deferral Election shall commence on the first day of the first administratively practicable payroll period after the Participant submits his Deferral Election in accordance with Article III of the DCP.
     3.2 Employer Discretionary Contributions. Each Employer shall have the discretion to make Employer Discretionary Contributions to the DCP on behalf of any Participant and for any amount for any Plan Year. (Participants need not be treated similarly with respect to Employer Discretionary Contributions.) Employer Discretionary Contributions shall be made in the complete and sole discretion of the Employer and no Participant shall have the right to receive any Employer Discretionary Contribution in any particular Plan Year regardless of whether Employer Discretionary Contributions are made on behalf of other Participants.

Employer Discretionary Contributions shall be credited to a Participant’s Employer Discretionary Contributions Account.
     3.3 Investment Elections.
(a)	Participant Direction. A Participant shall designate on an Investment Election the Funds in which his Account shall be deemed to be invested for purposes of determining the amount of earnings and losses to be credited to each Account. The Participant may specify that all or any percentage of his Account shall be deemed to be invested, in whole percentage increments, in one or more of the types of Funds selected as investment alternatives under the DCP from time to time by the Committee pursuant to Section 3.3(b) of the DCP. A Participant may change the designation made under this Section 3.3(a) daily by filing a revised Investment Election in the manner prescribed by the Administrator. The Participant’s Account shall continue to be credited based on the performance of the Funds selected by the Participant until all amounts have been distributed from the Account. If a Participant fails to make an investment election under this Section 3.3 of the DCP, his Account shall be invested in the default investment Fund selected by the Committee for such purpose.

(b)	Investment Alternatives. On a periodic basis, the Committee shall select commercially available Funds for the applicable Plan Year and shall communicate each of the alternative types of Funds to the Participant pursuant to Section 3.3(a) of the DCP. The performance of each Fund that the Participant’s Account is deemed to be invested shall be used to determine the amount of earnings or losses to be credited to Participant’s Account under Article IV. The Participant’s choice among investments shall be solely for purposes of calculation of the performance of the Funds that the Participant’s Account are deemed invested. The Employer shall have no obligation to set aside or invest amounts as directed by the Participant and, if the Employer elects to invest amounts as directed by the Participant, the Participant shall have no more right to such investments than any other unsecured general creditor.
     3.4 Distribution Elections.
(a)	Initial Distribution Election. A Participant shall designate the time and form of distribution of deferrals and Employer Discretionary Contributions, and earnings thereon, for a Plan Year on a Distribution Election in the manner prescribed by the Administrator. Such Distribution Election shall apply to subsequent Plan Years until the Participant files a new Distribution Election for the forthcoming Plan Year.

(b)	Modification of Distribution Election. With respect to deferred amounts, a Participant may make a Subsequent Election to defer payment of his Account to a Plan Year subsequent to the Plan Year originally elected.

(1)	The Subsequent Election must be made at least twelve (12) months before the date on which, but for the Subsequent Election, the Distributable Amount would have been paid or commenced to be paid pursuant to the Participant’s original Distribution Election.

(2)	The distribution date based upon the Subsequent Election is at least five (5) years from the date that the Distributable Amount, but for the Subsequent Election, would have been paid or commenced to be paid pursuant to the Participant’s original Distribution Election.
For purposes of application of the above change limitations, installment payments shall be treated as a single payment and only two (2) Subsequent Elections shall be allowed to be made by a Participant with respect to the timing and form of payment. Subsequent Elections shall be made in the manner prescribed by the Administrator, and shall comply with all requirements of Section 409A.
ARTICLE IV
ACCOUNTS
     4.1 Deferral Accounts. The Administrator shall establish and maintain an Account for each Participant under the DCP. Each Participant’s Account shall be further divided into separate subaccounts (“Fund Subaccounts”), each of which corresponds to a Fund elected by the Participant pursuant to Section 3.3 of the DCP. A Participant’s Account shall be credited as follows:
(a)	On the date that Compensation is deferred to the DCP, the Administrator shall credit the Fund Subaccounts of the Participant’s Account with an amount equal to the deferred Compensation that the Participant elected to be deemed to be invested in a certain Fund.

(b)	Each business day, each Fund Subaccount of a Participant’s Account shall be credited with earnings or losses in an amount equal to that determined by multiplying the balance credited to such Fund Subaccount as of the prior day, less any distributions valued as of the end of the prior day, by the performance of the Fund that the Participant’s Subaccount is deemed to be invested.

(c)	Each Plan Year’s deferrals, and investment gains and losses, shall be accounted for in a manner which allows separate accounting.
     4.2 Employer Discretionary Contributions Account. The Administrator shall establish and maintain an Employer Discretionary Contributions Account for each Participant under the DCP. Each Participant’s Employer Discretionary Contributions Account shall be further divided into separate Fund Subaccounts corresponding to the Fund elected by the Participant pursuant to Section 3.3(a) of the DCP. A Participant’s Employer Discretionary Contributions Account shall be credited as follows:
(a)	On the date that Employer Discretionary Contributions are made, the Employer shall credit the Fund Subaccounts of the Participant’s Employer Discretionary

Contributions Account with an amount equal to the Employer Discretionary Contributions, if any, made on behalf of that Participant, that is, the proportion of the Employer Discretionary Contributions, if any, which the Participant has elected to be deemed to be invested in a certain Fund shall be credited to the Fund Subaccount to be invested in that Fund.

(b)	Each business day, each Fund Subaccount of a Participant’s Employer Discretionary Contributions Account shall be credited with earnings or losses in an amount equal to that determined by multiplying the balance credited to such Fund Subaccount as of the prior day, less any distributions valued as of the end of the prior day, by the performance of each Fund that the Participant’s Account is deemed to be invested.
     4.3 Trust and Insurance Contracts. The Employer shall be responsible for the payment of all benefits under the DCP. At its discretion, the Employer may establish one or more grantor trusts and/or insurance contracts for the purpose of providing for payment of benefits under the DCP. Such trusts shall be irrevocable, but the assets thereof shall be subject to the claims of the Employer’s creditors. Benefits paid to the Participant from any such trust or insurance contract shall be considered paid by the Employer for purposes of meeting the obligations of the Employer under the DCP.
     4.4 Statement of Accounts. The Administrator shall provide each Participant with a statement of his Accounts at least quarterly reflecting the balance in the Participant’s Account as of the end of each calendar quarter. Such statements may be provided electronically.
ARTICLE V
VESTING
     5.1 Vesting of Deferral Accounts. The Participant shall be fully vested at all times in amounts credited to his Deferral Account.
     5.2 Vesting of Employer Discretionary Contributions Account. Prior to the beginning of each Plan Year, the Committee shall establish the vesting schedule for any amounts credited to the Participant’s Employer Discretionary Contributions Account for such Plan Year. In the event that the Committee does not establish a vesting schedule for a Plan Year, the vesting schedule applicable to the prior Plan Year shall apply to any amounts credited to the Participant’s Employer Discretionary Contributions Account for that Plan Year. Notwithstanding the foregoing, a Participant (if then employed by the Employer) shall be fully vested in his Employer Discretionary Contributions Account upon a Change in Control.
ARTICLE VI
DISTRIBUTIONS
     6.1 Retirement or Disability Distributions. Except as otherwise provided herein, in the event of a Participant’s Retirement or Disability, the Participant’s Account shall be paid in accordance with the Participant’s distribution election. A Participant can elect to have his Account paid upon Retirement in substantially equal installments over two (2) to ten (10) years or in a lump sum. In the event that a Participant does not file a Distribution Election, his

Account shall be paid in a lump sum. Payment of the Participant’s Account determined as of the Valuation Date shall commence, or be made, on the Payment Date, but in no event later than the later of (i) December 31 of the calendar year in which the Participant has been Retired or Disabled for six (6) months, or (ii) the fifteenth day of the third calendar month following the date in which the Participant has been Retired or Disabled for six months.
     6.2 Termination Distributions. Except as provided in Section 6.4 of the DCP, in the event of a Participant’s Separation from Service other than by reason of Retirement, death or Disability, the Participant’s Account determined as of the Valuation Date shall be paid in a single lump sum on his Payment Date following Separation from Service, but in no event later than the later of (i) December 31 of the calendar year in which the Participant has been Separated from Service for six (6) months, or (ii) the fifteenth day of the third calendar month following the date in which the Participant has been Separated from Service for six months.
     6.3 Death Benefits.
(a)	Prior to Commencement of Benefits. In the event that the Participant dies prior to commencing payment of his Account, the Employer shall pay to the Participant’s Beneficiary the value of the Participant’s Account determined as of the last business day of the month in which the Participant died in a lump sum payment on the first business day of the second month following the Participant’s death, but in no event later than the later of (i) December 31 of the calendar year in which the Participant died, or (ii) the fifteenth day of the third calendar month following the date on which the Participant died.

(b)	After Commencement of Benefits. In the event that the Participant dies after commencing payment of his Account in substantially equal installments, the value of the remaining installments shall be paid to the Participant’s Beneficiary in a lump sum on the first business day of the month following the Participant’s death, but in no event later than the later of (i) December 31 of the calendar year in which the Participant died, or (ii) the fifteenth day of the third calendar month following the date on which the Participant died.
     6.4 Scheduled Distributions.
(a)	Scheduled Distribution Election. A Participant shall be entitled to elect to receive a Scheduled Distribution from his Account prior to a Separation from Service. In the case of a Participant who has elected to receive a Scheduled Distribution, such Participant shall receive the related portion of his Distributable Amount (the “Related Portion”). A Participant may elect a Scheduled Distribution to commence no earlier than three (3) years before the beginning of the Plan Year giving rise to the deferred Compensation included in the Distributable Amount. The Participant may elect to have his Scheduled Distribution paid in a lump sum or substantially equal annual installments over a period of up to five (5) years. A Participant may make a Subsequent Election in accordance with Section 3.3 of the DCP. Each Scheduled Distribution (or an installment of such Scheduled Distribution) shall be paid on the first business day of the calendar year as elected by the Participant. If the Scheduled Distribution is paid in a lump, the Scheduled Distribution shall be valued on the last business day of the preceding calendar year. If the Scheduled Distribution is paid as installment payments, each payment shall be valued as of September 30 of the preceding calendar year. The final installment payment shall be valued as of the last business day of the preceding calendar year.

(b)	Separation from Service. In the event of a Participant’s Separation from Service prior to commencement of a Scheduled Distribution, the Scheduled Distribution shall be distributed in the payment form applicable to such Separation from Service under Sections 6.1, 6.2 or 6.3 of the DCP. Notwithstanding the foregoing, if the Participant’s Scheduled Distribution date occurs during the six month payment delay period following Separation from Service, the Scheduled Distribution nonetheless will be paid on the Schedule Distribution date. In the event of a Participant’s Separation from Service for any reason after a Scheduled Distribution has commenced in installment payments, such Scheduled Distribution payments shall continue to be made at the same time and in the same form as they would have been paid to the Participant had the Participant not Separated from Service.
     6.5 Unforeseeable Emergency. Upon a finding that the Participant has suffered an Unforeseeable Emergency, the Administrator may, at the request of the Participant, accelerate distribution of the Participant’s Account or cessation of current deferrals under the DCP in the amount reasonably necessary to alleviate such Unforeseeable Emergency subject to the following conditions:
(a)	The request to take a distribution on account of an Unforeseeable Emergency shall be made by filing the forms provided by, and filed with, the Administrator.

(b)	The amount distributed pursuant to this Section 6.5 of the DCP shall not exceed the amount necessary to satisfy the Unforeseeable Emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such Unforeseeable Emergency is, or may be, relieved through reimbursement or compensation by insurance or otherwise, or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship to the Participant).

(c)	The amount determined by the Administrator as a distribution on account of an Unforeseeable Emergency shall be paid in a lump sum on or before the end of the 90-day period following the date that the Unforeseeable Emergency election is approved by the Administrator.

(d)	Upon payment due to an Unforeseeable Emergency, the Administrator shall revoke the Participant’s deferral election for the remainder of the Plan Year in which such distribution is made.

ARTICLE VII
PAYEE DESIGNATIONS AND LIMITATIONS
     7.1 Beneficiaries.
(a)	Beneficiary Designation. The Participant shall have the right, at any time, to designate any person or persons as Beneficiary (both primary and contingent) to whom payment under the DCP shall be made in the event of the Participant’s death. The Participant shall make this designation on the Beneficiary Designation in the manner prescribed by the Administrator.

(b)	Absence of Valid Designation. If a Participant fails to designate a Beneficiary as provided above or if every person designated as Beneficiary predeceases the Participant or dies prior to complete distribution of the Participant’s Account, then the Participant’s Account shall be paid to his estate.
     7.2 Payments to Minors. In the event any amount is payable under the DCP to a minor, payment shall not be made to the minor, but instead be paid (a) to that person’s living parent(s) to act as custodian, (b) if that person’s parents are then divorced, and one parent is the sole custodial parent, to such custodial parent, to act as custodian, or (c) if no parent of that person is then living, to a custodian selected by the Administrator to hold the funds for the minor under the Uniform Transfers or Gifts to Minors Act in effect in the jurisdiction in which the minor resides. If no parent is living and the Administrator decides not to select another custodian to hold the funds for the minor, then payment shall be made to the duly appointed and currently acting guardian of the estate for the minor or, if no guardian of the estate for the minor is duly appointed and currently acting within sixty (60) days after the date the amount becomes payable, payment shall be deposited with the court having jurisdiction over the estate of the minor.
     7.3 Payments on Behalf of Persons Under Incapacity. In the event that any amount becomes payable under the DCP to a person who, in the sole judgment of the Administrator, is considered by reason of physical or mental condition to be unable to give a valid receipt therefore, the Administrator may direct that such payment be made to any person found by the Committee, in its sole judgment, to have assumed the care of such person. Any payment made pursuant to such determination shall constitute a full release and discharge of any and all liability of the Administrator and the Employer under the DCP.
     7.4 Inability to Locate Payee. In the event that the Administrator is unable to locate a Participant or Beneficiary within two years following the scheduled Payment Date, the amount allocated to the Participant’s Account shall be forfeited. If, after such forfeiture, the Participant or Beneficiary later claims such benefit, such benefit shall be reinstated without interest or earnings.
ARTICLE VIII
ADMINISTRATION
     8.1 Committee. The DCP shall be administered by a Committee appointed by the Board, which shall have the exclusive right and full discretion:

(a)	To appoint an Administrator;

(b)	To appoint agents to act on its behalf;

(c)	To select, establish and change Funds;

(d)	To interpret the DCP;

(e)	To decide any and all matters arising hereunder (including the right to remedy possible ambiguities, inconsistencies, or admissions);

(f)	To make, amend and rescind such rules as it deems necessary for the proper administration of the DCP; and

(g)	To make all other determinations and resolve all questions of fact necessary or advisable for the administration of the DCP, including determinations regarding eligibility for benefits payable under the DCP.
     All interpretations of the Committee with respect to any matter hereunder shall be final, conclusive and binding on all persons affected thereby. A decision by one member of the Committee shall not be final, conclusive and binding unless a majority of the Committee ratifies such decision. No member of the Committee or agent thereof shall be liable for any determination, decision, or action made in good faith with respect to the DCP. The Employer will indemnify and hold harmless the members of the Committee and its agents from and against any and all liabilities, costs, and expenses incurred by such persons as a result of any act, or omission, in connection with the performance of such persons’ duties, responsibilities, and obligations under the DCP, other than such liabilities, costs, and expenses as may result from the bad faith, willful misconduct, or criminal acts of such persons.
     8.2 Claims Procedure. Any Participant, former Participant or Beneficiary, or their authorized representative, (the “Claimant”) may file a written claim with the Administrator setting forth the nature of the benefit claimed, the amount thereof, and the basis for claiming entitlement to such benefit. The Administrator shall determine the validity of the claim and communicate a decision to the Claimant promptly and, in any event, not later than ninety (90) days after the date of the claim. If additional time is needed for the Administrator to decide the claim, including requesting information from the Claimant, the Administrator shall be afforded an additional ninety (90) days provided that the Claimant is notified of the extension within the first ninety (90) day period. Every claim for benefits which is denied shall be denied by written notice setting forth in a manner calculated to be understood by the Claimant the following information:
(a)	Specific reason or reasons for the denial;

(b)	Specific reference to any provisions of the DCP on which the denial is based;

(c)	Description of any additional material or information that is necessary to perfect the claim; and

(d)	An explanation of the DCP’s appeal procedures and the right to bring a civil action under Section 502(a) of ERISA following a denial of an appeal.
     8.3 Review Procedures. Within sixty (60) days after the receipt of a denial on a claim, a Claimant may file a written request for review of such denial. Such review shall be undertaken by the Committee and shall be a full and fair review. The Claimant shall have the right to review all pertinent documents. The Committee shall issue a decision not later than sixty (60) days after receipt of a request for review from a Claimant unless special circumstances, such as the need to hold a hearing, require a longer period of time, in which case a decision shall be rendered as soon as possible but not later than one hundred twenty (120) days after receipt of the Claimant’s request for review. The decision on review shall be in writing and shall include the following information:
(a)	Specific reason or reasons for the denial;

(b)	Specific reference to any provisions of the DCP on which the denial is based;

(c)	A statement that the Claimant is entitled to receive, upon request and without charge, reasonable access to, and copies of, all documents, records and other information in the DCP’s files which is relevant to the Claimant’s claim; and

(d)	A statement that the Claimant has the right to bring a civil action under Section 502(a) of ERISA following a denial of an appeal.
ARTICLE IX
MISCELLANEOUS
     9.1 Amendment or Termination of DCP. The Board of Directors of the Company (or a committee of the Board authorized to amend and terminate the DCP) may, at any time, direct the Committee to amend or terminate the DCP, except that no such amendment or termination may reduce a Participant’s Account. If the DCP is terminated, no further amounts shall be deferred hereunder, and amounts previously deferred or contributed to the DCP shall be fully vested and shall be paid in accordance with the provisions of the DCP and Participants’ Distribution Elections. Following a Change in Control, except as expressly provided in Section 9.12 of the DCP, no provision of the DCP may be changed, amended, modified, deleted, waived or discharged unless such provision is specifically approved in writing by each Participant then covered by the DCP.
     9.2 Change in Control. Notwithstanding the foregoing, upon a Change in Control, a Participant’s Account shall be paid in a lump sum on the first day of the month following the Change in Control but in no event later than the later of (i) December 31 of the calendar year which includes the Change in Control, or (ii) the fifteenth day of the third calendar month of the calendar year following the Change in Control. Payment under this Section 9.2 shall be made regardless of whether the Participant has incurred a Separation from Service. In the event that the Participant is receiving installment payments, the remaining installment payments shall be paid in a lump sum to the Participant on the first day of the second month following the Change in Control but in no event later than the later of (i) December 31 of the calendar year which includes the Change in Control, or (ii) the fifteenth day of the third calendar month of the calendar year following the Change in Control. For purposes of this Section 9.2 of the DCP, a Participant’s Account shall be valued as of the business day immediately prior to the date as of which the Participant’s Account is distributed.
     9.3 Unsecured General Creditor. The benefits paid under the DCP shall be paid from the general funds of the Employer to the extent not paid from a trust or an insurance contract, and the Participant and any Beneficiary or their heirs or successors shall be no more than unsecured general creditors of the Employer with no special or prior right to any assets of the Employer for payment of any obligations hereunder. It is the intention of the Company that the DCP be unfunded for purposes of ERISA and the Code.
     9.4 Restriction Against Assignment. The Employer shall pay all amounts payable hereunder only to the person or persons designated by the DCP and not to any other person or entity. No part of a Participant’s Account shall be liable for the debts, contracts, or engagements of any Participant, Beneficiary, or their successors in interest, nor shall a Participant’s Account be subject to execution by levy, attachment, or garnishment or by any other legal or equitable proceeding, nor shall any such person have any right to alienate, anticipate, sell, transfer, commute, pledge, encumber, or assign any benefits or payments hereunder in any manner whatsoever. No part of a Participant’s Account shall be subject to any right of offset against or reduction for any amount payable by the Participant or Beneficiary, whether to the Employer or any other party, under any arrangement other than under the terms of the DCP.
     9.5 Withholding. The Participant shall make appropriate arrangements with the Employer for satisfaction of any federal, state or local income tax withholding requirements, Social Security and other employee tax or other requirements applicable to the granting, crediting, vesting or payment of benefits under the DCP. There shall be deducted from each payment made under the DCP or any other Compensation payable to the Participant (or Beneficiary) all taxes which are required to be withheld by the Employer in respect to such payment or the DCP. The Employer shall have the right to reduce any payment (or other Compensation) by the amount of cash sufficient to provide the amount of said taxes.
     9.6 Receipt or Release. Any payment made in good faith to a Participant or the Participant’s Beneficiary shall, to the extent thereof, be in full satisfaction of all claims against the Committee, its members and the Employer. The Committee may require such Participant or Beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect.
     9.7 Errors in Account Statements, Deferrals or Distributions. In the event an error is made in an Account statement, such error shall be corrected as soon as possible following the date such error is discovered. In the event of an error in deferral amount, consistent with and as permitted by any correction procedures established under Section 409A, the error shall be corrected immediately upon discovery by, in the case of an excess deferral, distribution of the excess amount to the Participant, or, in the case of an under deferral, reduction of other compensation payable to the Participant. In the event of an error in a distribution, the over or under payment shall be corrected by payment to or collection from the Participant consistent with any correction procedures established under Section 409A, immediately upon the discovery of such error. In the event of an overpayment, the Employer may, at its discretion, offset other amounts payable to the Participant from the Employer (including but not limited to salary, bonuses, expense reimbursements, severance benefits or other employee compensation benefit arrangements to recoup the amount of such overpayment, as allowed by law and subject to compliance with Section 409A).
     9.8 Employment Not Guaranteed. Nothing contained in the DCP nor any action taken hereunder shall be construed as a contract of employment or as giving any Participant any right to continue the provision of services in any capacity whatsoever to the Employer.
     9.9 Successors of the Employer. The rights and obligations of the Employer under the DCP shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company. In addition to any obligations imposed by law upon any successor to the Company, the Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, to expressly assume and agree to perform the requirements set forth in the DCP.
     9.10 Notice. Any notice or filing required or permitted to be given to the Employer or the Participant under this Agreement shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, in the case of the Employer, to the principal office of the Employer, directed to the attention of the Committee, and in the case of the Participant, to the last known address of the Participant indicated on the employment records of the Employer. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Notices to the Employer may be permitted by electronic communication according to specifications established by the Committee.
     9.11 Headings. Headings and subheadings in the DCP are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.
     9.12 Gender, Singular and Plural. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require. As the context may require, the singular may be read as the plural and the plural as the singular.
     9.13 Governing Law. The DCP is intended to be an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly compensated employees” within the meaning of Sections 201, 301 and 401 of ERISA and therefore to be exempt from Parts 2, 3 and 4 of Title I of ERISA. In the event any provision of, or legal issue relating to, the DCP is not fully preempted by federal law, such issue or provision shall be governed by the laws of The Commonwealth of Massachusetts without reference to conflicts in law principles.

APPENDIX A
     This Appendix A shall apply to vested account balances (with earnings and losses) as of December 31, 2004.
     At the time of a Participant’s deferral election, a Participant must also select a distribution date and a form of payment.
     If the Participant elects an in-service withdrawal, the distribution date may be any date that is at least two (2) years after the end of the Plan Year in which the compensation would otherwise be payable but not more than five (5) years after the end of the Plan Year in which the compensation would otherwise be payable. At least one year prior to the scheduled distribution date, a Participant may elect to postpone the distribution date for at least two (2) years from the original distribution date. A Participant shall be permitted to make two re-deferral elections.
     A Participant may elect to have deferred amounts paid at retirement or termination in a single payment or in substantially equal annual installments for a period not to exceed (10) ten years. In the event that a Participant elects installments and the portion of his Account subject to such payment election is not more than $50,000, such portion of the Participant’s Account shall be paid in a lump sum.
     Notwithstanding the foregoing, each distribution shall be paid or commence to be paid as soon as administratively practicable following a Participant’s termination from employment in the form selected by the Participant. The portion of the Participant’s Account subject to this Appendix A shall be valued as of the last business day of the month in which the Participant’s retires or otherwise terminates from employment.
     Notwithstanding the above, the following provisions shall apply:
(a)	In the event of the Participant’s termination from employment for reasons other than early, normal or postponed retirement, each as defined under The Talbots, Inc. Pension Plan (the “Pension Plan”), full payment of all amounts due shall be accelerated and be paid in a lump sum as soon as administratively practicable following a Participant’s termination from employment; and

(b)	In the event that a Participant (either employed by the Employer or terminated) satisfies the criteria under The Talbots, Inc. Retirement Savings Voluntary Plan for a hardship withdrawal, he may request that his installment payments be accelerated and paid in a lump sum. The Plan Administrator, in its sole and absolute discretion, may approve or disapprove such request.
     In the event of the death of a Participant before a full distribution of the account is made, a lump sum payment shall be made to the beneficiary designated by the Participant under the DCP to receive such amounts. This payment shall be made as soon as administratively practicable following notification that death has occurred. In the absence of any such designation, payment shall be made to the personal representative, executor as administrator of the Participant’s estate.

APPENDIX B
Participating Employers
•	The Talbots Group, Limited Partnership

•	The Talbots, Inc.

•	The Talbots Import, LLC

•	The Talbots Classics National Bank

•	The Talbots Classics Finance Company

•	J. Jill, LLC